UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: May 21, 2013

(Date of earliest event reported)

U.S. PRECIOUS METALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-50703	14-1839426
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer I.D. No.)

176 Route 9 North

Suite 306

Marlboro, NJ 07728

  (Address of Principal Executive Offices)

(732) 851-7707

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

1

Item 8.01 Other Events.

In our prior filings, we have previously reported that on April 3, 2012, our Mexican subsidiary, US Precious Metals SA de CV, was served with a lawsuit under case number 293/2012 by Mr. Israel Tentory Garcia (“Plaintiff”) regarding one of our mining concessions. The case was filed in a local court in the Federal District of Mexico City (“Court”). By way of background, during 2003, we contracted with eight private individuals, including the Plaintiff, to acquire an exploration concession to 174.54 hectares (the Solidaridad I claim). Pursuant to this agreement, we paid the former holders 1.5 million shares of our common stock. The Agreement further provided for the payment of $1 million to the former holders upon the occurrence of certain conditions. In his lawsuit, Plaintiff claimed that the payment was due and payable on or about 2009 and, since the amount was not paid, ownership of the mining concession should revert back to him.

On May 21, 2013, we were informed by our Mexican counsel that the Court issued a ruling dismissing the lawsuit filed by Plaintiff against our subsidiary, US Precious Metals SA de CV. The Court ruled that the Plaintiff did not prove the claims asserted in the lawsuit, and that our subsidiary is not liable to Plaintiff’s for any of such claims. Our Mexican counsel has informed us that Plaintiff has the right to appeal the ruling, however, we will vigorously contest any such appeal.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

U.S. PRECIOUS METALS, INC.

By:	/s/ Jerry Pane
Name: Jerry Pane
Title: Chief Executive Officer
Date: May 24, 2013